Exhibit 21.1

                LSB INDUSTRIES, INC.
                SUBSIDIARY LISTING
                Revised December 31, 2009

LSB INDUSTRIES, INC. (Direct subsidiaries in bold italics)

Prime Financial Corporation
Prime Holdings Corporation (f/k/a Tower IV Corporation, f/k/a LSB Leasing Corp.)
Northwest Capital Corporation
ThermaClime, Inc. (5% stock ownership)

LSB Holdings, Inc.
LSB-Europa Limited
Summit Machine Tool Inc. Corp.
Cherokee Nitrogen Holdings, Inc. (f/k/a Cherokee Nitrogen Company)

ClimateCraft Technologies, Inc.

INDUSTRIAL PRODUCTS BUSINESS

Summit Machine Tool Manufacturing Corp.
Summit Machinery Company
Pryor Chemical Company (f/k/a Pryor Plant Chemical Company, f/k/a LSB Financial Corp.)

Hercules Energy Mfg. Corporation

CLIMATE CONTROL/CHEMICAL BUSINESS

ThermaClime, Inc. (f/k/a ClimaChem, Inc.) (95% stock ownership)
Northwest Financial Corporation
LSB Chemical Corp.
El Dorado Chemical Company
Chemex I Corp. (f/k/a Slurry Explosive Corporation)
DSN Corporation
Chemex II Corp. (f/k/a Universal Tech Corporation)
El Dorado Nitric Company (f/k/a El Dorado Nitrogen Company, f/k/a
LSB Nitrogen Corporation, f/k/a LSB Import Corp.)
El Dorado Acid, L.L.C. (General Partner of El Dorado
   Nitrogen, L.P.)
El Dorado Nitrogen, L.P. (1% ownership)
El Dorado Acid II, L.L.C. (Limited Partner of El Dorado
   Nitrogen, L.P.)
El Dorado Nitrogen, L.P. (99% ownership)
XpediAir, Inc. (f/k/a The Environmental Group, Inc.)
International Environmental Corporation
Climate Master, Inc.
The Climate Control Group, Inc. (f/k/a APR Corporation)
ClimateCraft, Inc. (f/k/a Summit Machine Tool Systems, Inc.)
ThermaClime Technologies, Inc. (f/k/a ACP International Limited,
f/k/a ACP Manufacturing Corp.)
CEPOLK Holdings, Inc. (f/k/a ThermalClime, Inc.; f/k/a LSB South America
Corporation)
ClimaCool Corp. (f/k/a MultiClima Holdings, Inc., f/k/a LSB International
Corp.)
TRISON Construction, Inc.
Koax Corp.
Cherokee Nitrogen Company